EXHIBIT 99.1

4LICENSING CORPORATION
EQUITY INCENTIVE PLAN

I.              PURPOSE AND DEFINITIONS

A.           PURPOSE OF THE PLAN

The Plan is intended to encourage ownership of Shares by Eligible Employees and Key Non-Employees in order to attract and retain such Eligible Employees in the employ of the Company or an Affiliate, or to attract such Key Non-Employees to provide services to the Company or an Affiliate, and to provide additional incentive for such persons to promote the success of the Company or an Affiliate.

B.            DEFINITIONS

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Plan, have the following meanings:

1.	Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

2.
Award means the grant to any Eligible Employee or Key Non-Employee of any form of Option or Restricted Stock, whether granted singly or in combination, and pursuant to such terms, conditions, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

4.	Award Agreement means an Option Agreement or Restricted Stock Agreement.

5.	Board means the Board of Directors of the Company.

6.	Code means the Internal Revenue Code of 1986, as amended.

7.
Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected.  If the Board delegates powers to a committee, and if the Company is or becomes subject to Section 16 of the Exchange Act, then, if necessary for compliance therewith, such committee shall consist of not less than two (2) members of the Board, each member of which must be a “non-employee director,” within the meaning of the applicable rules promulgated pursuant to the Exchange Act.  If the Company is or becomes subject to Section 16 of the Exchange Act, no member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Company or any Affiliate while serving on the Committee unless the Board determines that the grant of such an Award satisfies the then current Rule 16b-3 requirements under the Exchange Act.  Notwithstanding anything herein to the contrary, if the Company is a “publicly held company”, as such term is defined under Section 162(m) of the Code and the Board determines that it is desirable in order for compensation recognized by Participants pursuant to the Plan to be fully deductible to the Company for federal income tax purposes, each member of the Committee also shall be an “outside director” (as defined in regulations or other guidance issued by the Internal Revenue Service under Code Section 162(m)).

8.	Common Stock means the common stock, $.01 par value, of the Company.

9.
Company means 4Licensing Corporation, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed, or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

10.	Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

11.
Eligible Employee means an employee of the Company or of an Affiliate (including, without limitation, an employee who also is serving as an officer or director of the Company or of an Affiliate), designated by the Board or the Committee as being eligible to be granted one or more Awards under the Plan.

12.	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

13.
Fair Market Value means, if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date.  If the Shares are not then listed on any such exchange, the fair market value of such Shares shall be the closing sales price if such is reported, or otherwise the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date.  If the Shares are not then either listed on any such exchange or quoted in NASDAQ, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported by the Electronic Quotation Service or Pink Sheets OTC Markets, Inc. (or such equivalent reporting service) for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date.  If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee.

14.	Incentive Option means an Option which, when granted, is intended to be an “incentive stock option,” as defined in Section 422 of the Code.

15.
Key Non-Employee means a non-employee director, consultant, or independent contractor of the Company or of an Affiliate who is designated by the Board or the Committee as being eligible to be granted one or more Awards under the Plan.  For purposes of this Plan, a non-employee director shall be deemed to include the employer or other designee of such non-employee director, if the non-employee director is required, as a condition of his or her employment, to provide that any Award granted hereunder be made to the employer or other designee.

16.
Nonstatutory Option means an Option which, when granted, is not intended to be an “incentive stock option,” as defined in Section 422 of the Code, or that subsequently fails to comply with the requirements of Section 422 of the Code.

17.	Option means a right or option granted under the Plan.

18.
Option Agreement means a written agreement between the Company and a Participant under which an Option is granted and which sets forth the terms, conditions and limitations applicable to the Option Award.

19.	Participant means an Eligible Employee or Key Non-Employee to whom one or more Awards are granted under the Plan.

20.	Performance Award means an Award subject to the requirements of Article VII, and such performance conditions as the Committee deems appropriate or desirable.

21.	Plan means this Equity Incentive Plan, as amended from time to time.

22.
Restricted Stock means an Award made in Common Stock or denominated in Common Stock and delivered under the Plan, subject to the requirements of Article VI, such other restrictions as the Committee deems appropriate or desirable, and as awarded in accordance with the terms of the Plan.

23.
Restricted Stock Agreement means a written agreement entered into between the Company and Participant under which a Restricted Stock Award is granted and which sets forth the terms, conditions and limitations applicable to the Restricted Stock Award.

24.
Shares means the following shares of the capital stock of the Company as to which Awards have been or may be granted under the Plan: treasury shares or authorized but unissued Common Stock, $.01 par value, or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Article VIII of the Plan.

II.             SHARES SUBJECT TO THE PLAN

The aggregate number of Shares as to which Awards may be granted from time to time shall be TWO MILLION AND SIX HUNDRED THOUSAND (2,600,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article VIII hereof); provided, however, that if the Company is or becomes a publicly held corporation, as such term is defined under Section 162(m) of the Code, the aggregate number of Shares as to which Awards may be granted in any calendar year to any one Eligible Employee shall not exceed 300,000 (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article VIII hereof). The aggregate number of Shares as to which Incentive Options may be granted from time to time shall be TWO MILLION AND SIX HUNDRED THOUSAND (2,600,000) Shares (subject to adjustment for stock splits, stock dividends and other adjustments described in Article VIII hereof); provided, however, that until and unless the Company seeks stockholder approval of the Plan, no Incentive Options shall be granted hereunder.

Shares subject to Awards that are forfeited, terminated, expire unexercised, canceled by agreement of the Company and the Participant (whether for the purpose of repricing Awards or otherwise), settled in cash in lieu of Common Stock or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant (or, if issued to the Participant, are returned to the Company by the Participant pursuant to a right of repurchase or right of first refusal exercised by the Company), shall immediately become available for Awards.  In addition, if the exercise price of any Option is satisfied by tendering Shares to the Company (by actual delivery or attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for Awards.

Subject to the provisions of Article VIII, the aggregate number of Shares as to which Incentive Options may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Company and approved by the stockholders of the Company within one year before or after the date of the adoption of any such amendment.

III.           ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan.  The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee.  A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan.  The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member.  Any member of the Committee may resign upon notice to the Board.  If permitted by applicable law, and in accordance with any such law, the Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

Subject to the provisions of the Plan, the Committee is authorized to:

A.	interpret the provisions of the Plan or of any Award or Award Agreement and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

B.	determine which employees of the Company or of an Affiliate shall be designated as Eligible Employees and which of the Eligible Employees shall be granted Awards;

C.	determine the Key Non-Employees to whom Awards shall be granted;

D.	determine whether an Option to be granted shall be an Incentive Option or Nonstatutory Option;

E.	determine the number of Shares for which an Award shall be granted;

F.	provide for the acceleration of the vesting or right to exercise an Award (or portion thereof); and

G.	specify the terms and conditions upon which Awards may be granted;

provided, however, that with respect to Incentive Options, all such interpretations, rules, determinations, terms, and conditions shall be made and prescribed in the context of preserving the tax status of the Incentive Options as “incentive stock options” within the meaning of Section 422 of the Code.

The Committee may delegate to the chief executive officer and to other senior officers of the Company or its Affiliates its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act.  All determinations of the Committee shall be made by a majority of its members.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

IV.           ELIGIBILITY FOR PARTICIPATION

The Committee may, at any time and from time to time, grant one or more Awards to one or more Eligible Employees or Key Non-Employees and may designate the number of Shares to be subject to each Award so granted, provided, however, that (i) each Participant receiving an Incentive Option must be an Eligible Employee of the Company or of an Affiliate at the time an Incentive Option is granted; (ii) no Incentive Options shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Plan by the Company or the approval of the Plan by the stockholders of the Company; and (iii) the fair market value of the Shares (determined at the time the Option is granted) as to which Incentive Options are exercisable for the first time by any Eligible Employee during any single calendar year (under the Plan and under any other incentive option plan of the Company or an Affiliate) shall not exceed $100,000.

Notwithstanding the foregoing, if the Company is or becomes subject to Section 16 of the Exchange Act, then no individual who is a member of the Committee shall be eligible to receive an Award, unless the Board determines that the grant of the Award satisfies the then current Rule 16b-3 requirements under the Exchange Act.  If the Company is not subject to Section 16 of the Exchange Act, then no individual who is a member of the Committee shall be eligible to receive an Award under the Plan unless the granting of such Award shall be approved by the Committee, with all of the members voting thereon being disinterested members.  For the purpose of this Article IV, a “disinterested member” shall be any member who shall not then be, or at any time within the year prior thereto have been, granted an Award under the Plan or any other plan of the Company or an Affiliate, other than an Award granted under a formula plan established by the Company or an Affiliate.

Notwithstanding any of the foregoing provisions, the Committee may authorize the grant of an Award to a person not then in the employ of or serving as a director, consultant, or independent contractor of the Company or of an Affiliate, conditioned upon such person becoming eligible to become a Participant at or prior to the execution of the Award Agreement evidencing the actual grant of such Award.

V.             TERMS AND CONDITIONS OF OPTIONS

Each Option shall be set forth in an Option Agreement, duly executed on behalf of the Company and by the Participant to whom such Option is granted.  Except for the setting of the Option price under Paragraph A, no Option shall be granted and no purported grant of any Option shall be effective until such Option Agreement shall have been duly executed on behalf of the Company and by the Participant.  Each such Option Agreement shall be subject to at least the following terms and conditions:

A.            OPTION PRICE

In the case of a Nonstatutory Option and in the case of an Incentive Option, and if, for such Incentive Option, the Participant owns directly or by reason of the applicable attribution rules ten percent (10%) or less of the total combined voting power of all classes of stock of the Company, the Option price per share of the Shares covered by each such Nonstatutory Option or Incentive Option shall be not less than the Fair Market Value of the Shares on the date of the grant of the Option.  In all other cases of Incentive Options, the Option price shall be not less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

B.             NUMBER OF SHARES

Each Option shall state the number of Shares to which it pertains.

C.            TERM OF OPTION

Each Incentive Option shall terminate not more than ten (10) years from the date of the grant thereof, or at such earlier time as the Option Agreement may provide, and shall be subject to earlier termination as herein provided, except that if the Option price is required under Paragraph A of this Article V to be at least one hundred ten percent (110%) of Fair Market Value, each such Incentive Option shall terminate not more than five (5) years from the date of the grant thereof, and shall be subject to earlier termination as herein provided.

D.            DATE OF EXERCISE

Upon the authorization of the grant of an Option, or at any time thereafter, the Committee may, subject to the provisions of Paragraph C of this Article V, prescribe the date or dates on which the Option becomes exercisable, and may provide that the Option rights become exercisable in installments over a period of years, and/or upon the attainment of stated goals.  Unless the Committee otherwise provides in writing, or unless otherwise required by law (including, if applicable, the Uniformed Services Employment and Reemployment Rights Act), the date or dates on which the Option becomes exercisable shall be tolled during any unpaid leave of absence.  It is expressly understood that Options hereunder shall, unless otherwise provided for in writing by the Committee, be granted in contemplation of, and earned by the Participant through the completion of, future employment or service with the Company.

E.            MEDIUM OF PAYMENT

The Option price shall be paid on the date of purchase specified in the notice of exercise, as set forth in Paragraph I.  It shall be paid in such form (permitted by Section 422 of the Code in the case of Incentive Options) as the Committee shall, either by rules promulgated pursuant to the provisions of Article III of the Plan, or in the particular Option Agreement, provide.

F.            TERMINATION OF EMPLOYMENT/SERVICE

1.
A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability, or termination for cause, may exercise any Option granted to such Participant, to the extent that the right to purchase Shares thereunder has become exercisable by the date of such termination, but only within three (3) months (or such other period of time as the Committee may determine, with such determination in the case of an Incentive Option being made at the time of the grant of the Option and not exceeding three (3) months) after such date, or, if earlier, within the originally prescribed term of the Option, and subject to the conditions that (i) no Option shall be exercisable after the expiration of the term of the Option and (ii) unless the Committee otherwise provides, no Option that has not become exercisable by the date of such termination shall at any time thereafter be or become exercisable.  A Participant's employment shall not be deemed terminated by reason of a transfer to another employer which is the Company or an Affiliate.

2.
A Participant who ceases to be an employee or Key Non-Employee for cause shall, upon such termination, cease to have any right to exercise any Option.  For purposes of this Plan, cause shall be as defined in any employment or other agreement between the Participant and the Company (or an Affiliate) or, if there is no such agreement or definition therein, cause shall be defined to include (i) a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an Affiliate, a Participant’s perpetration or attempted perpetration of fraud, or a Participant’s participation in a fraud or attempted fraud, on the Company or an Affiliate or a Participant’s unauthorized appropriation of, or a Participant’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an Affiliate; (ii) any act or acts by a Participant of disloyalty, dishonesty, misconduct, moral turpitude, or any other act or acts by a Participant injurious to the interest, property, operations, business or reputation of the Company or an Affiliate; (iii) a Participant’s commission of a felony or any other crime the commission of which results in injury to the Company or an Affiliate; (iv) any violation of any restriction on the disclosure or use of confidential information of the Company or an Affiliate, client, customer, prospect, or merger or acquisition target, or on competition with the Company or an Affiliate or any of its businesses as then conducted; or (v) any other action that the Board or the Committee, in their sole discretion, may deem to be sufficiently injurious to the interests of the Company or an Affiliate to constitute substantial cause for termination.  The determination of the Board or the Committee as to the existence of cause shall be conclusive and binding upon the Participant and the Company.

3.
Except as the Committee may otherwise expressly provide or determine (consistent with Section 422 of the Code, if applicable), a Participant who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined at Paragraph B of Article I hereof), or who is on leave of absence for any purpose permitted by the Company or by any authoritative interpretation (i.e., regulation, ruling, case law, etc.) of Section 422 of the Code, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated his or her employment or relationship with the Company or with an Affiliate.  For purposes of Incentive Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract (or the Committee approves such longer leave of absence, in which event the Incentive Option held by the Participant shall be treated for tax purposes as a Nonstatutory Option on the date that is six (6) months following the first day of such leave).

4.
Paragraph F(1) shall control and fix the rights of a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability, or termination for cause, and who subsequently becomes Disabled or dies.  Nothing in Paragraphs G and H of this Article V shall be applicable in any such case except that, in the event of such a subsequent Disability or death within the three (3) month period after the termination of employment or, if earlier, within the originally prescribed term of the Option, the Participant or the Participant's estate or personal representative may exercise the Option permitted by this Paragraph F, in the event of Disability, within twelve (12) months after the date that the Participant ceased to be an employee or Key Non-Employee of the Company or of an Affiliate or, in the event of death, within twelve (12) months after the date of death of such Participant.

G.            TOTAL AND PERMANENT DISABILITY

A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the right to purchase Shares thereunder has become exercisable on or before the date such Participant becomes Disabled as determined by the Committee.

A Disabled Participant, or his estate or personal representative, shall exercise such rights, if at all, only within a period of not more than twelve (12) months after the date that the Participant became Disabled as determined by the Committee (notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.

H.            DEATH

In the event that a Participant to whom an Option has been granted ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of such Participant's death, such Option, to the extent that the right is exercisable but not exercised on the date of death, may be exercised by the Participant's estate or personal representative within twelve (12) months after the date of death of such Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant were alive and had continued to be an employee or Key Non-Employee of the Company or of an Affiliate.

I.              EXERCISE OF OPTION AND ISSUE OF STOCK

Options shall be exercised by giving written notice to the Company.  Such written notice shall: (l) be signed by the person exercising the Option, (2) state the number of Shares with respect to which the Option is being exercised, (3) contain the warranty required by paragraph M of this Article V, and (4) specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased.  Such tender and conveyance shall take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option.  On the date specified in such written notice (which date may be extended by the Company in order to comply with any law or regulation which requires the Company to take any action with respect to the Option Shares prior to the issuance thereof, whether pursuant to the provisions of Article VIII or otherwise), the Company shall accept payment for the Option Shares, and shall deliver to the person or persons exercising the Option in exchange therefor an appropriate certificate or certificates for fully paid non-assessable Shares.  In the event of any failure to pay for the number of Shares specified in such written notice on the date set forth therein (or on the extended date as above provided), the right to exercise the Option shall terminate with respect to such number of Shares, but shall continue with respect to the remaining Shares covered by the Option and not yet acquired pursuant thereto.  If the Committee so requires, a Participant shall, as a condition to exercising an Option, execute and become a party to any shareholders’ (or similar) agreement of the Company as may then be in effect and any Shares issued upon the exercise of an Option awarded hereunder shall be subject to the terms of such agreement.

J.             RIGHTS AS A STOCKHOLDER

No Participant to whom an Option has been granted shall have rights as a stockholder with respect to any Shares covered by such Option except as to such Shares as have been issued to or registered in the Company's share register in the name of such Participant upon the due exercise of the Option and tender of the full Option price.

K.            ASSIGNABILITY AND TRANSFERABILITY OF OPTION

Unless otherwise permitted by the Code, by Rule 16b-3 of the Exchange Act and by the exemption set forth under Section 12(g) of the Exchange Act (Release No. 34-56887), if applicable, and approved in advance by the Committee, an Option granted to a Participant shall not be transferable by the Participant and shall be exercisable, during the Participant's lifetime, only by such Participant or, in the event of the Participant’s incapacity, his guardian or legal representative.  Except as otherwise permitted herein, such Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Paragraph K, or the levy of any attachment or similar process upon an Option or such rights, shall be null and void.

L.             OTHER PROVISIONS

The Option Agreement for an Incentive Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.  Further, the Option Agreements authorized under the Plan shall be subject to such other terms and conditions including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable and which, in the case of Incentive Options, are not inconsistent with the requirements of Section 422 of the Code.

M.           PURCHASE FOR INVESTMENT

Unless the Shares to be issued upon the particular exercise of an Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled.  In accordance with the direction of the Committee, the persons who exercise such Option shall warrant to the Company that, at the time of such exercise, such persons are acquiring their Option Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and shall make such other representations, warranties, acknowledgments and/or affirmations, if any, as the Committee may require.  In such event, the persons acquiring such Shares shall be bound by the provisions of the following legend (or similar legend) which shall be endorsed upon the certificate(s) evidencing their Option Shares issued pursuant to such exercise.

“The shares represented by this certificate have been acquired for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that an exemption from registration is then available.”

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

VI.           TERMS AND CONDITIONS OF RESTRICTED STOCK

A.
The Committee may from time to time grant an Award in Shares of Common Stock or grant an Award denominated in units of Common Stock, for such consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of the Award), and subject to such restrictions and conditions and other terms as the Committee may determine at the time of the Award (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance as described in Article VII hereof), and subject further to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.

B.
If Shares of Restricted Stock are awarded, such Shares cannot be assigned, sold, transferred, pledged, or hypothecated prior to the lapse of the restrictions applicable thereto, and, in no event, absent Committee approval, prior to six (6) months from the date of the Award.  The Company shall issue, in the name of the Participant, stock certificates representing the total number of Shares of Restricted Stock awarded to the Participant, as soon as may be reasonably practicable after the grant of the Award, which certificates shall be held by the Secretary of the Company as provided in Paragraph G of this Article VI.

C.
Restricted Stock issued to a Participant under the Plan shall be governed by an Award Agreement that shall specify whether Shares of Common Stock are awarded to the Participant, or whether the Award shall be one not of Shares of Common Stock but one denominated in units of Common Stock, any consideration required thereto, and such other provisions as the Committee shall determine.

D.
Subject to the provisions of Paragraphs B and E hereof and the restrictions set forth in the related Award Agreement, the Participant receiving an Award of Shares of Restricted Stock shall thereupon be a stockholder with respect to all of the Shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions made with respect to such Shares.  All Common Stock received by a Participant as the result of any dividend on the Shares of Restricted Stock, or as the result of any stock split, stock distribution, or combination of the Shares affecting Restricted Stock, shall be subject to the restrictions set forth in the related Award Agreement.

E.
Restricted Stock or units of Restricted Stock awarded to a Participant pursuant to the Plan will be forfeited, and any Shares of Restricted Stock or units of Restricted Stock sold to a Participant pursuant to the Plan may, at the Company’s option, be resold to the Company for an amount equal to the price paid therefor, and in either case, such Restricted Stock or units of Restricted Stock shall revert to the Company, if the Company so determines in accordance with any condition set forth in an Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons as may be set forth in an Award Agreement, prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement.

F.
The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock awarded under the Plan.

G.
The Secretary of the Company shall hold the certificate or certificates representing Shares of Restricted Stock issued under the Plan, properly endorsed for transfer, on behalf of each Participant who holds such Shares, until such time as the Shares of Restricted Stock are forfeited, resold to the Company, or the restrictions lapse.  Any Restricted Stock denominated in units of Common Stock, if not previously forfeited, shall be payable in accordance with Paragraph I of this Article VI at the time set forth in the Award Agreement.

H.
The Committee may prescribe such other restrictions, conditions, and terms applicable to Restricted Stock issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Article or any Award Agreement in installments and requiring the Participant to execute and become a party to any shareholders’ (or similar) agreement of the Company as may then be in effect such that any Shares issued pursuant to a Restricted Stock Award hereunder shall be subject to the terms of such agreement.

I.
Payment of Restricted Stock may be made, as the Committee shall specify, in the form of cash, Shares of Common Stock, or combinations thereof; provided, however, that a fractional Share of Common Stock shall be paid in cash equal to the Fair Market Value of the fractional Share of Common Stock at the time of payment.

VII.          TERMS AND CONDITIONS OF PERFORMANCE AWARDS

A.
A Participant may be granted an Award that is subject to performance conditions specified by the Committee.  The Committee may use business criteria and/or other measures of performance as it deems appropriate in establishing any performance conditions (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as otherwise limited under Paragraphs C and D, below, in the case of a Performance Award intended to qualify under Code Section 162(m).

B.
Any Performance Award will be forfeited if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates prior to the expiration of the time period over which the performance conditions are to be measured.

C.
If the Committee determines that a Performance Award to be granted to an Eligible Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Paragraph C.

1.           Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Paragraph C.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being “substantially uncertain.”  The Committee may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

2.           Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (a) total stockholder return; (b) such total stockholder return as compared to the total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 or the Nasdaq-U.S. Index; (c) stock price; (d) net income or net operating income; (e) pre-tax earnings or profits; (f) EBIT or EBITDA; (g) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (h) operating margin; (i) earnings per share or growth in earnings per share; (j) return on equity; (k) return on assets or capital; (l) return on investment; (m) operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (n) earnings per share, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (o) working capital; (p) sales; (q) gross or net revenues or changes in gross or net revenues; (r) market share or market penetration with respect to designated products and/or geographic areas; (s) reduction of losses, loss ratios or expense ratios; (t) cost of capital; (u) debt reduction; (v) satisfaction of business expansion goals or goals relating to acquisitions or divestitures; and/or (w) employee turnover.

3.           Compensation Limitation.  No Eligible Employee may receive a Performance Award in excess of $3,000,000 during any three (3) year period.

D.
Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee.  Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Code Section 162(m).

E.
Settlement of Performance Awards may be in Shares or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award that is subject to Code Section 162(m).

VIII.        ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; SALE OF COMPANY

If the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, or consolidation, or if a change is made to the Common Stock of the Company by reason of any recapitalization, reclassification, change in par value, stock split, reverse stock split, combination of shares or dividend payable in capital stock, or the like, the Company shall make adjustments to such Awards (including, by way of example and not by way of limitation, the grant of substitute Awards under the Plan or under the plan of such other corporation) as it may determine to be appropriate under the circumstances, and, in addition, appropriate adjustments shall be made in the number and kind of shares and in the option price per share subject to outstanding options under the Plan or under the plan of such successor corporation.  No such adjustment shall be made which shall, within the meaning of Sections 424 and 409A of the Code, as applicable, constitute such a modification, extension, or renewal of an option as to cause the adjustment to be considered as the grant of a new option.

Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, accelerate the timing of the exercise or vesting provisions of any Award in the event of (i) the adoption of a plan of merger or consolidation under which a majority of the Shares of the Company would be eliminated, or (ii) a sale of all or any portion of the Company’s assets or capital stock.  Alternatively, the Company may, in its sole discretion and without the consent of the Participants, provide for one or more of the following: (i) the assumption of the Plan and outstanding Awards by the surviving corporation or its parent; (ii) the substitution by the surviving corporation or its parent of Awards with substantially the same terms for such outstanding Awards; (iii) immediate vesting and exercisability of such outstanding Awards followed by cancellation of such Awards; and (iv) settlement of the intrinsic value of the outstanding vested Options in cash or cash equivalents or equity followed by the cancellation of all Awards (whether or not then vested or exercisable).

Upon a business combination by the Company or any of its Affiliates with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Committee may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or consultants or advisors to, the Company or its Affiliates.  The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effectuated.  Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be.  Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be canceled immediately.

IX.           DISSOLUTION OR LIQUIDATION OF THE COMPANY

Upon the dissolution or liquidation of the Company other than in connection with a transaction to which Article VIII is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights of a Participant under the applicable Award have not otherwise terminated and expired, the Participant shall have the right immediately prior to such dissolution or liquidation to exercise any Award granted hereunder to the extent that the right to purchase shares thereunder has become exercisable as of the date immediately prior to such dissolution or liquidation.

X.             TERMINATION OF THE PLAN

The Plan shall terminate (10) years from the earlier of the date of its adoption or the date of its approval by the stockholders.  The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any Awards granted or Award Agreement executed prior to the effective date of such termination.  Except as may otherwise be provided for under Articles VIII and IX, and notwithstanding the termination of the Plan, any Options granted prior to the effective date of the Plan's termination may be exercised until the earlier of (i) the date set forth in the Option Agreement, or (ii) in the case of Incentive Options, ten (10) years from the date the Option is granted, and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.

XI.           AMENDMENT OF THE PLAN AND AWARDS

The Plan may be amended by the Board and such amendment shall become effective upon adoption by the Board; provided, however, that any amendment shall be subject to the approval of the stockholders of the Company at or before the next annual meeting of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, determines to submit such changes to the Plan to its stockholders for approval.  Furthermore, no amendment to the Plan which reduces the Option exercise price below that provided for in Article V of the Plan shall be effective unless it is approved by the stockholders of the Company.

XII.          EMPLOYMENT/SERVICE RELATIONSHIP

Nothing herein contained shall be deemed to prevent the Company or an Affiliate from terminating the employment or engagement of a Participant, nor to prevent a Participant from terminating the Participant's employment or engagement with the Company or an Affiliate, unless otherwise limited by an agreement between the Company (or an Affiliate) and the Participant.

XIII.         INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties.  To receive such indemnification, a Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

XIV.        MITIGATION OF EXCISE TAX

Unless otherwise provided for in an Award Agreement or in any other agreement between the Company (or an Affiliate) and the Participant, if any payment or right accruing to a Participant under this Plan (without the application of this Article XIV), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code.  The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Company.  The Participant shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.

XV.         SAVINGS CLAUSE

This Plan is intended to comply in all respects with applicable law and regulations, including, (i) with respect to those Participants who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable, (ii) Section 402 of the Sarbanes-Oxley Act, (iii) Code Section 409A, and (iv) with respect to executive officers, Code Section 162(m).  In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3 and Code Section 162(m) and Code Section 409A), the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3 and Code Section 162(m) and Code Section 409A) so as to foster the intent of this Plan.  Notwithstanding anything herein to the contrary, with respect to Participants who are officers and directors for purposes of Section 16 of the Exchange Act, no grant of an Award to purchase Shares shall permit unrestricted ownership of Shares by the Participant for at least six (6) months from the date of the grant of such Award, unless the Board determines that the grant of such Award otherwise satisfies the then current Rule 16b-3 requirements.

XVI.        CANCELLATION AND RESCISSION OF AWARDS

Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, unexercised, or deferred Awards at any time if the Participant is not in compliance with the applicable provisions of the Award Agreement, the Plan, or with the following conditions:

A.
A Participant shall not breach any restrictive covenant, employment, consulting or other agreement entered into between him or her and the Company or any Affiliates, or render services for any organization or engage directly or indirectly in any business which, in the judgment of the Committee or a senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.  For a Participant whose employment or engagement has terminated, the judgment of the Committee shall be based on the terms of the restrictive covenant agreement, if applicable, or on the Participant’s position and responsibilities while employed or engaged by the Company or its Affiliates, the Participant’s post-employment/engagement responsibilities and position with the other organization or business, the extent of past, current, and potential competition or conflict between the Company and the other organization or business, the effect of the Participant’s assuming the post-employment/engagement position on the Company’s or its Affiliate’s customers, suppliers, investors, and competitors, and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant may, however, purchase as an investment or otherwise, stock or other securities of any organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than one percent (1%) equity interest in the organization or business.

B.
A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or its Affiliates, or use in other than the Company’s or Affiliate’s business, any confidential information or materials relating to the business of the Company or its Affiliates, acquired by the Participant either during or after his or her employment or engagement with the Company or its Affiliates.

C.
A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment or engagement with the Company or an Affiliate, relating in any manner to the actual or anticipated business, research, or development work of the Company or its Affiliates, and shall do anything reasonably necessary to enable the Company or its Affiliates to secure a patent, trademark, copyright, or other protectable interest where appropriate in the United States and in foreign countries.

Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan, including the provisions of Paragraphs A, B and C of this Article XVI.  Failure to comply with the provisions of Paragraphs A, B and C of this Article XVI at any time prior to, or during the one (1) year period after, the date Participant’s employment or engagement with the Company or any Affiliate terminates shall cause any exercise, payment, or delivery which occurred during the two (2) year period prior to the breach of Paragraph A, B or C of this Article XVI to be rescinded.  The Company shall notify the Participant in writing of any such rescission within one (1) year of the date it acquires actual knowledge of such breach.  Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment, or delivery pursuant to the Award.  Such payment shall be made either in cash or by returning to the Company the number of Shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery.

XVII.      WITHHOLDING

Except as otherwise provided by the Committee,

A.
the Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan; and

B.
in the case of any taxable event hereunder, a Participant may elect, subject to the approval in advance by the Committee, to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares of Common Stock that would otherwise be transferred to the Participant having a Fair Market Value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction.  All elections shall be made in writing and signed by the Participant.

XVIII.     EFFECTIVE DATE

This Plan shall become effective upon adoption by the Board, or, if later, upon the effective date of the Company’s and its Affiliates’ Chapter 11 Plan in Bankruptcy Case No. 11-11607 (SCC), pending in the United States Bankruptcy Court for the Southern District of New York, provided that the adoption of the Plan shall be subject to the approval of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulations, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, desires to submit the Plan to its stockholders for approval.

XIX.        REQUIRED FINANCIAL AND OTHER INFORMATION

To the extent the Committee determines that there are five hundred (500) or more Participants in this Plan and all similar plans, and that it desires to comply with the exemption set forth under Section 12(g) of the Exchange Act (Release No. 34-56887), the Committee shall provide each Participant every six (6) months with the risk and financial information so required thereunder, and in the manner so required, in order to comply with such exemption.

XX.         FOREIGN JURISDICTIONS

To the extent the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States of America, the Committee in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States of America.

XXI.        GOVERNING LAW

This Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.

Adopted this 27th day of February, 2013.